Discovery Labs Realigns Executive Management

Warrington, PA — August 24, 2010 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announces a realignment of the Company’s executive management by appointing Dr. Thomas F. Miller as Chief Operating Officer, Mr. Charles F. Katzer as Chief Technical Officer, and Mr. John G. Cooper as President and Chief Financial Officer. These positions will report directly to Mr. W. Thomas Amick, Chairman of the Board and Interim Chief Executive Officer of Discovery Labs.

Mr. Amick commented, “We are realigning the leadership and technical talents of our executive team to strengthen our Company and better position us to execute our business plans successfully.  Additionally, we intend to recruit for the Chief Executive Officer role with the goal of filling this key leadership position in 2011.”

Thomas F. Miller, PhD., MBA, has been appointed Chief Operating Officer and will have responsibility for product development (including preclinical and clinical operations), regulatory affairs, and corporate and commercial development for the Company.  Dr. Miller’s relevant biopharmaceutical experience includes product development and commercial operations with Pfizer, Novartis, BASF Pharmaceuticals, Pharmacia, and Johnson & Johnson.  Dr. Miller has significant related experience in the development of new therapies for neonatal critical care and with commercial strategy development for new synthetic alternatives to animal-derived medications.  Additionally, he has developed a long-standing and well established relationship base with key neonatology and pulmonology academic thought leaders, including many currently collaborating with the Company. Dr. Miller initially joined Discovery Labs in 2004 and has most recently served as Senior Vice President, Commercial and Corporate Development.

Charles F. Katzer has been appointed Chief Technical Officer and will have responsibility for manufacturing operations, aerosol device development, formulations development, quality control and assurance, and analytical services.  Mr. Katzer has over 35 years of related experience in drug manufacturing and supply, device development, and quality operations within the biopharmaceutical industry including Biological Specialties, MedImmune, U.S. Bioscience, Rhone-Poulenc Rorer and Baxter, and has successfully developed and manufactured small molecule and complex biotechnology drug products. Mr. Katzer has been with Discovery Labs since 2006, most recently serving as Senior Vice President, Manufacturing Operations.

John G. Cooper has been appointed President and Chief Financial Officer and will be responsible for the strategic and organizational development of the Company while retaining overall responsibility for the Company’s financial operations. Mr. Cooper has over 25 years of experience in the life sciences industry including C.R. Bard, ENI Diagnostics, DNX Corporation, and Chrysalis Corporation, and has significant experience in managing emerging growth companies, public and private equity financings, investor relations, strategic alliances, and mergers and acquisitions. Mr. Cooper most recently served as the Company’s Executive Vice President and has been Chief Financial Officer since joining Discovery Labs in 2001.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations.  In addition, Discovery Labs’ proprietary capillary aerosolization technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Contact Information:
John G. Cooper, President and Chief Financial Officer
215-488-9490